Exhibit 99.1

                              PFS Bancorp, Inc.
                         Second and Bridgeway Streets
                            Aurora, Indiana 47001

                               July 23, 2004

FOR IMMEDIATE RELEASE:

CONTACT:
  Stuart M. Suggs, Corp. Treasurer, VP, & CFO
  PFS Bancorp, Inc.
  (812) 926-0631

PFS  Bancorp, Inc. Reports Net Earnings For the Year and the
Quarter Ended June 30, 2004.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market:
PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the second quarter ended June 30, 2004 of $221,000, or diluted earnings per share of $.15, an increase of $24,000, or 12.2%, from the $197,000 in net earnings, or $.15 of diluted earnings per share recorded for the second quarter ended June 30, 2003. Book value, or stockholders' equity totaled $18.42 per share at June 30, 2004.

The increase in net earnings for the quarter resulted primarily from a $56,000, or 6.0%, increase in net interest income and a $12,000, or 10.7%, increase in other income which were partially offset by a $35,000, or 5.1%, increase in general, administrative and other expense and a $9,000, or 6.3%, increase in income taxes.

The increase in net interest income for the quarter was primarily attributable to an $8.1 million, or 8.1%, increase in loans receivable and a continued decrease in the Company's cost of funds.

For the six months ended June 30, 2004, PFS Bancorp, Inc.
reported net earnings of $438,000, or diluted earnings per share of $.31, an increase of $20,000, or 4.8%, as compared to the $418,000, or diluted earnings per share of $.30, in earnings reported for the six months ended June 30, 2003.

The increase in net earnings for the six months ended June 30, 2004 was primarily due to a $51,000, or 2.6%, increase in net interest income and a $67,000, or 38.3%, increase in other income which were partially offset by an $85,000, or 6.3%, increase in general, administrative and other expense and a $13,000, or 4.5%, increase in income taxes.

At June 30, 2004, PFS Bancorp, Inc. reported total assets of $124.8 million, an increase of $6.5 million, or 5.5%, compared to total assets at December 31, 2003. The increase in assets was comprised primarily of an $8.1 million, or 8.1%, increase in loans receivable which was funded by additional advances from the Federal Home Loan Bank totaling $8.0 million.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.



                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                       June 30,    December 31,
     ASSETS                                                2004           2003

Cash and cash equivalents                              $  4,629       $  5,187
Investment securities                                     9,241         10,168
Loans receivable                                        108,437        100,293
Other assets                                              2,477          2,625
                                                        _______        _______
     Total assets                                      $124,784       $118,273
                                                        =======        =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                               $ 86,330       $ 88,328
Advances from the FHLB                                   10,000          2,000
Other liabilities                                         1,303          1,023
                                                         ______        _______
     Total liabilities                                   97,633         91,351

Shareholders' equity                                     27,151         26,922
                                                        _______        _______
     Total liabilities and shareholders' equity        $124,784       $118,273
                                                        =======        =======

                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)


                                           Six months ended   Three months ended
                                                June 30,            March 31,
                                              2004     2003       2004     2003
                                              (Unaudited)         (Unaudited)

Total interest income                       $2,742   $2,996     $1,370   $1,447
Total interest expense                         765    1,070        373      506
                                             _____    _____      _____    _____
      Net interest income                    1,977    1,926        997      941
Provision for losses on loans                   48       48         24       24
                                             _____    _____      _____    _____
      Net interest income after provision
        for losses on loans                  1,929    1,878        973      917
Other income                                   242      175        124      112
General, administrative and other expense    1,431    1,346        724      689
                                             _____    _____      _____    _____
      Earnings before income taxes             740      707        373      340
Income taxes                                   302      289        152      143
                                             _____    _____      _____    _____

       NET EARNINGS                         $  438   $  418     $  221   $  197
                                             =====    =====      =====    =====
       EARNINGS PER SHARE
         Basic                                $.32     $.30       $.16     $.15
                                               ===      ===        ===      ===
         Diluted                              $.31     $.30       $.15     $.15
                                               ===      ===        ===      ===